Exhibit 99.1

Bio-Path Holdings to Present Data at the 2018 AACR Annual Meeting

HOUSTON—March 15, 2018 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming poster presentation at the 2018 American Association for Cancer Research (AACR) Annual Meeting, taking place from April 14-18, 2018 in Chicago, IL.

Dr. Olivia D. Lara, University of Texas MD Anderson Cancer Center, Department of Gynecologic Oncology, will present preclinical data of prexigebersen (BP1001, liposomal Grb2 antisense), the Company’s lead drug candidate, for the treatment of gynecologic malignancies.

Details for the poster presentation are as follows:

Date: Wednesday, April 18, 2018

Presentation Time: 8:00 am – 12:00 pm Eastern Time

Location: McCormick Place, Chicago, Illinois

Session: Experimental and Molecular Therapeutics, Section 36

Abstract: 5786

Title: “Grabbing GRB2: The use of liposome-incorporated Grb2 antisense oligonucleotides as a novel therapy in gynecologic malignancies” (Link to abstract)

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369